Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

DAKOTA PLAINS HOLDINGS, INC.,

DAKOTA PLAINS TRANSLOADING, LLC,

DAKOTA PLAINS SAND, LLC,

DAKOTA PLAINS MARKETING, LLC

AND

PETROLEUM TRANSPORT SOLUTIONS, LLC

December 5, 2014

SCHEDULES

1.1(a)	True-Up Amount Calculation Example
2.2(b)	Operational Override Early Payment
2.2(c)	Distributions
2.2(e)	Purchase Price Allocation
3.2(c)	Resignations
3.2(d)	PTS Consents
3.3(g)	DAKP Consents
4.2	Title
5.3	Brokers; Finders’ Fees
7.2(a)	Pre-Closing Oil Spills

EXHIBITS

Exhibit A	Crude Oil Services Agreement
Exhibit B	Credit Agreement Repayment/Release/Termination
Exhibit C	Credit Agreement Termination
Exhibit D	Guaranty and Security Agreement
Exhibit E	Indemnification and Release Agreement
Exhibit F	Marketing Non-Compete Release
Exhibit G	Sublease Amendments
Exhibit H	Transition Services Agreement

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated December 5, 2014, is made and entered into by and among Dakota Plains Holdings, Inc., a Nevada corporation (“DAKP”); Dakota Plains Transloading, LLC, a Minnesota limited liability company (“Dakota Plains Transloading”); Dakota Plains Sand, LLC, a Minnesota limited liability company (“Dakota Plains Sand”); Dakota Plains Marketing, LLC, a Minnesota limited liability company (“Dakota Plains Marketing”); and Petroleum Transport Solutions, LLC, a Minnesota limited liability company (“PTS”).  DAKP, Dakota Plains Transloading, Dakota Plains Sand, Dakota Plains Marketing and PTS are collectively referred to herein as the “Parties” and each, individually, as a “Party”).

RECITALS

A.            WHEREAS, Dakota Plains Transloading, Dakota Plains Sand and Dakota Plains Marketing each are wholly-owned subsidiaries of DAKP;

B.            WHEREAS, Dakota Plains Transloading and PTS, collectively, own all of the membership interests in Dakota Petroleum Transport Solutions, LLC, a Minnesota limited liability company (“DPTS”);

C.            WHEREAS, Dakota Plains Transloading desires to acquire all of the membership interests in DPTS held by PTS, resulting in Dakota Plains Transloading owning 100% of the membership interests in DPTS;

D.            WHEREAS, Dakota Plains Sand and PTS, collectively, own all of the membership interests in DPTS Sand, LLC, a Minnesota limited liability company (“DPTS Sand”);

E.            WHEREAS, Dakota Plains Sand desires to acquire all of the membership interests in DPTS Sand held by PTS, resulting in Dakota Plains Sand owning 100% of the membership interests in DPTS Sand;

F.            WHEREAS, Dakota Plains Marketing and PTS, collectively, own all of the membership interests in DPTS Marketing, LLC, a Minnesota limited liability company (“DPTSM”); and

G.           WHEREAS, Dakota Plains Marketing desires to acquire all of the membership interests in DPTSM held by PTS, resulting in Dakota Plains Marketing owning 100% of the membership interests in DPTSM.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Definitions. In addition to the terms defined elsewhere herein, the terms below are defined for purposes of this Agreement as follows:

“Accounting Practices” means accounting methods, practices, policies, procedures, classifications, judgments, estimation methodologies and standards (including asset and liability valuations, cut-off procedures, revenue recognition, accounting for long-term contracts and materiality standards).

“Acquired Entities” means each of DPTS, DPTS Sand and DPTSM.

“Acquired Interests” means all of the membership interests in DPTS, DPTS Sand and DPTSM held by PTS.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person and, if such first Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such individual’s immediate family and any Person who is controlled by any such member or trust. For the purposes of this Agreement, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to (a) vote  fifty percent ( 50%) or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the avoidance of doubt, with respect to any entity organized as a trust, any grantor, creator, trustor, settlor, maker, trustee, or beneficiary of such trust, or other Person performing a role similar to any of the foregoing with respect to such trust, is an Affiliate of such trust.  Solely for purposes of this Agreement, no Acquired Entity shall be deemed to be an Affiliate of PTS at any time or of any DAKP Party prior to the Closing.

“Agreement” means this Membership Interest Purchase Agreement, as the same may be amended from time to time in accordance with the terms hereof.

“Ancillary Agreements” means the Indemnification and Release Agreement, the Crude Oil Services Agreement, the Transition Services Agreement, the Sublease Amendment, the Marketing Non-Compete Release, the Credit Agreement Termination, the Credit Agreement Repayment/Release/Termination, the Guaranty, and all other instruments, certificates, and other agreements entered into by any DAKP Party, PTS or any Acquired Entity that is required to be delivered pursuant to this Agreement.

“Business Day” means a day that is not a Saturday, Sunday or a day on which commercial banking institutions located in Minneapolis, Minnesota are authorized or required to close.

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“Cash” means all cash (including cash in bank accounts of any of the Acquired Entities as of the Effective Time and checks and wire transfers received by any of the Acquired Entities prior to the Effective Time which were not deposited in bank accounts of any of the Acquired Entities prior to the Effective Time or which were so deposited but were not reflected as cash on deposit in any bank accounts of the Acquired Entities as of or prior to the Effective Time), cash equivalents, funds, securities, certificates of deposit, similar instruments and short term investments of any of the Acquired Entities.

“Crude Oil Services Agreement” means that certain Crude Oil Services Agreement attached hereto as Exhibit A.

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash Consideration” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Statement” has the meaning set forth in Section 2.2(d)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contemplated Transactions” means (i) the sale of the Acquired Interests pursuant to this Agreement; (ii) the execution and delivery of this Agreement and the Ancillary Agreements by the parties hereto and thereto, as applicable; (iii) the performance by the Parties of their respective covenants and obligations under this Agreement and the Ancillary Agreements, as applicable; and (iv) the acquisition of the Acquired Interests.

“Contract” means any written or oral agreement, arrangement, contract, purchase order, commitment or other legally binding contractual right or obligation.

“Controlling Party” has the meaning set forth in Section 7.3(c).

“Credit Agreement Repayment/Release/Termination” means that certain Credit Agreement Repayment/Release/Termination, by and between Dakota Plains Transloading and WFS, in the form attached hereto as Exhibit B, with respect to that certain Credit Agreement dated as of June 17, 2013, by and between Dakota Plains Transloading and WFS.

“Credit Agreement Termination” means that certain Credit Agreement Termination, by and between DPTSM and WFS, in the form attached hereto as Exhibit C.

“Dakota Plains Marketing” has the meaning set forth in the introductory paragraph.

“Dakota Plains Sand” has the meaning set forth in the introductory paragraph.

“Dakota Plains Transloading” has the meaning set forth in the introductory paragraph.

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“DAKP” has the meaning set forth in the introductory paragraph.

“DAKP Indemnified Parties” has the meaning set forth in Section 7.2(a).

“DAKP Parties” means DAKP, Dakota Plains Transloading, Dakota Plains Sand and Dakota Plains Marketing.

“DAKP’s Letter” has the meaning set forth in Section 2.2(d)(iv).

“Damages” has the meaning set forth in Section 7.2(a).

“Delivery Date” has the meaning set forth in Section 2.2(d)(i).

“Direct Claim” has the meaning set forth in Section 7.3(d).

“DPTS” has the meaning set forth in the Recitals.

“DPTS Sand” has the meaning set forth in the Recitals.

“DPTSM” has the meaning set forth in the Recitals.

“Effective Time” means 11:59:59 P.M., Minneapolis, Minnesota time, on the Closing Date.

“Equity Interest” means (a) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents (however designated and whether or not voting) of corporate stock, including the common stock of such Person, (b) with respect to any Person that is a general partnership or a limited partnership, any and all partnership interests or other equity interests of such Person, (c) with respect to any Person that is a limited liability company, any and all membership interests or other equity interests of such Person, and (d) with respect to any other Person (other than an individual), any and all equity interests of such Person.

“Final Closing Statement” has the meaning set forth in Section 2.2(d)(iii).

“Governmental Authority” means any domestic or foreign governmental or regulatory agency, authority, bureau, commission, department, official, or similar body or instrumentality thereof, or any public or private court, public or private arbitrator or tribunal, or any other public or private body administering dispute resolution.

“Guaranty” means that certain Guaranty and Security Agreement, in the form attached hereto as Exhibit D.

“Indemnification and Release Agreement” means that certain Indemnification and Release Agreement in the form attached hereto as Exhibit E.

“Indemnified Party” has the meaning set forth in Section 7.3(a).

“Indemnifying Party” has the meaning set forth in Section 7.3(a).

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“Intercreditor Agreement” has the meaning set forth in Section 3.2(e).

“Law” means any applicable federal, foreign, state, administrative, district, or local statute, civil or criminal law (including common law), rule, regulation, ordinance, code, Order, contractual obligation or Permit.

“Legal Proceeding” means any judicial, administrative, arbitral, or other action, suit, mediation, investigation, inquiry, demand, proceeding, arbitration, audit, or claim (including any counterclaim) by or before a Governmental Authority.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, right of first refusal, proxy, easement, option, servitude, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Marketing Non-Compete Release” means that certain Marketing Non-Compete Release Agreement in the form attached hereto as Exhibit F.

“Non-Controlling Party” has the meaning set forth in Section 7.3(c).

“Notice of Disagreement” has the meaning set forth in Section 2.2(d)(iii).

“Operational Override” has the meaning set forth in Section 2.2(b)(i).

“Operational Override Early Payment” has the meaning set forth in Section 2.2(b)(iii).

“Operational Override Expiration Payment” has the meaning set forth in Section 2.2(b)(iii).

“Order” means any judgment, injunction, stipulation, award, judicial or administrative order or decree granted, made, issued or otherwise promulgated by any Governmental Authority.

“Ordinary Course of Business” means, with respect to any Acquired Entity, the ordinary course of business of such Acquired Entity, consistent with such Acquired Entity’s past practice and custom.

“Organizational Documents” means (a) the bylaws and the articles or certificate of incorporation of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership or certificate of formation of a limited partnership; (d) the operating agreement or limited liability company agreement and the certificate of formation or articles of organization of a limited liability company; (e) the trust agreement,

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declaration of trust, trust indenture, or other constituent instrument or document of a trust (f) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, and any operating agreement, or similar agreement of a Person; and (g) any amendment of any of the foregoing.

“Party” and “Parties” have the meaning set forth in the introductory paragraph.

“Permit” means each license, authorization, registration, permit, franchise, consent, certificate, or approval of any Governmental Authority.

“Person” means an individual, corporation, partnership (general or limited), limited liability company, joint venture, association, trust or other entity or organization or Governmental Authority.

“Physical Damage Insurance Policy” has the meaning set forth in Section 3.3(d).

“Pre-Closing Tax Period” has the meaning set forth in Section 6.1(b).

“Pioneer Terminal” has the meaning set forth in Section 2.2(b)(i).

“PTS” has the meaning set forth in the introductory paragraph.

“PTS Indemnified Parties” has the meaning set forth in Section 7.2(b).

“PTS’ Letter” has the meaning set forth in Section 2.2(d)(iv).

“Resolution Period” has the meaning set forth in Section 2.2(d)(iv).

“SEC” has the meaning set forth in Section 8.7.

“Senior Indebtedness” means the indebtedness and other obligations of Sublessee and its affiliates evidenced by the Revolving Credit and Term Loan Agreement dated as of December 5, 2014 among the DAKP Parties, the lenders from time to time party thereto and SunTrust Bank, as administrative agent (as the same may be amended, supplemented, replaced or otherwise modified from time to time).

“Straddle Period” has the meaning set forth in Section 6.1(b).

“Sublease Amendments” means those certain Amendment and Restated Railcar Sublease Agreements, by and between DPTSM and Western Petroleum Company, each in the form attached hereto as Exhibit G.

“Subordination Agreement” means that certain Seller Subordination Agreement dated as of the date hereof by and among WFS, PTS, World Fuel Services, Inc., Dakota Plans Transloading, Dakota Plains Sand, Dakota Plains Marketing and SunTrust Bank.

“Subsidiary” means, with respect to any Person, (a) any corporation, fifty percent (50%) or more of whose Equity Interests of any class or classes having by the terms thereof voting power to elect a majority of the directors of such corporation

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(irrespective of whether or not at the time of determination Equity Interests of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) that is at the time owned by such Person, directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner, has a fifty percent (50%) or greater equity interest at the time, or otherwise owns a controlling interest.

“Tax” means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, (b) any Liability for the payment of any amounts of any of the foregoing as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby Liability for payment of such amounts was determined or taken into account with reference to the Liability of any other Person, or (c) any Liability for the payment of any amounts as a result of being a party to any tax-sharing agreements or with respect to the payment of any amounts of any of the foregoing as a result of any express or implied obligation to indemnify any other Person.

“Tax Returns” means all returns, statements, reports and forms (including estimated Tax or information returns and reports) required to be filed with any Taxing Authority by or on behalf of each Acquired Entity.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“TCV” means total calculated volume, which is the volume of crude oil, including basic sediment and water (BS&W) and free water, corrected to a temperature of sixty degrees (60˚) Fahrenheit.

“Third-Party Claim” means any Legal Proceeding made or brought by any Person who or which is not a Party to this Agreement or who or which is not an Affiliate of any Party to this Agreement.

“to the knowledge” (or similar reference to knowing, knowledge, or awareness) means, except as otherwise provided herein, the actual knowledge of the officers and directors of PTS.

“Transfer” means to sell, assign, transfer, convey, and deliver.

“Transition Services Agreement” means that certain Transition Services Agreement, by and between PTS and DAKP, in the form attached hereto as Exhibit H.

“Treasury Regulations” means the U.S. Department of Treasury regulations promulgated under the Code, as such regulations may be amended from time to time.

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“True-Up Amount” means an amount equal to (i) the aggregate amount of (A) Cash (after giving effect to the distributions described in Section 2.2(c)), (B) accounts receivable and other receivables, (C) prepaid fuel and other prepaid expenses, (D) other current assets, (E) long-term assets that relate to other current assets; and (F) amounts due from WFS, DAKP or their respective Affiliates, in each case set forth on the Final Closing Statement, minus (ii) the aggregate amount of (x) accounts payable, (y) accountz payable due to WFS, DAKP or their respective Affiliates and (z) other amounts due to WFS, DAKP or their respective Affiliates, in each case set forth on the Final Closing Statement.  An example of the calculation of the True-Up Amount is set forth on Schedule 1.1(a).

“Unaffiliated Firm” has the meaning set forth in Section 2.2(d)(iv).

“WFS” means World Fuel Services Corporation, a Florida corporation.

1.2           Certain Interpretive Matters.

(a)           When a reference is made in this Agreement to an Article, Section, subsection, paragraph, clause, Exhibit or Schedule, such reference shall be to an Article, Section, subsection, paragraph or clause of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words, “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. All references to “$” or dollar amounts shall be to lawful currency of the United States of America. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to any Person are also to its permitted successors and assigns. Each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles.  To the extent the term “day” or “days” is used, it shall mean calendar days unless referred to as a “Business Day.” Unless specifically provided for herein, the term “or” shall not be deemed to be exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation.

(b)           The Schedules attached to this Agreement have been arranged in separately titled sections corresponding to Sections of this Agreement and each disclosure in the Schedules to this Agreement shall qualify any other Schedules to this Agreement to the

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extent it is readily apparent on the face of such disclosure that such disclosure is applicable to other Schedules to this Agreement.

(c)          No provision of this Agreement shall be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

ARTICLE II.
SALE AND PURCHASE OF ACQUIRED INTERESTS; OPERATIONAL
OVERRIDE; DISTRIBUTIONS

2.1          Purchase and Sale. On the terms and subject to the conditions hereinafter set forth, at the Closing, (a) PTS shall Transfer, free and clear of all Liens, to Dakota Plains Transloading, and Dakota Plains Transloading shall purchase and accept from PTS, all of the membership interests in DPTS held by PTS; (b) PTS shall Transfer, free and clear of all Liens, to Dakota Plains Sand, and Dakota Plains Sand shall purchase and accept from PTS, all of the membership interests in DPTS Sand held by PTS; and (c) PTS shall Transfer, free and clear of all Liens, to Dakota Plains Marketing, and Dakota Plains Marketing shall purchase and accept from PTS, all of the membership interests in DPTSM held by PTS.

2.2          Closing Cash Consideration; Operational Override; Distributions.

(a)          Closing Cash Consideration.  At the Closing, upon execution and delivery by the Parties of this Agreement and the satisfaction of the other delivery obligations set forth in Sections 3.2 and 3.3, in consideration of  the Transfers by PTS contemplated in Section 2.1, DAKP shall deliver to PTS an amount in cash equal to Forty-Three Million Dollars ($43,000,000) (the “Closing Cash Consideration”).

(b)          Operational Override.

(i)            From and including the Closing Date and ending on December 31, 2026, DAKP shall pay to PTS, or an Affiliate of PTS designated by PTS, an amount equal to USD $0.225 per TCV barrel of crude oil delivered into a transloading facility located on the DAKP property in New Town, North Dakota (as the facility may be modified or expanded on such property, the “Pioneer Terminal”), up to a maximum daily average of 80,000 barrels of crude oil delivered for the applicable month or portion thereof (for a daily average maximum payment of Eighteen Thousand Dollars ($18,000) for the applicable month or portion thereof) (the “Operational Override”).

(ii)           The Operational Override shall be paid quarterly not later than 45 days after the end of each calendar quarter.  Not later than ten (10) Business Days after the end of each calendar month, DAKP shall provide to PTS detailed information regarding amounts owing pursuant to this Section 2.2(b) for such calendar month (unless such information is already available to PTS in connection with services being provided by PTS under the Transition Services Agreement).  Upon not less than ten (10) Business Days’ prior written notice and during normal business hours, PTS shall have reasonable access to

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audit the books and records of DAKP or any other relevant entity solely to determine DAKP’s compliance with this Section 2.2(b).

(iii)          The aggregate amounts paid pursuant to the Operational Override shall, in no event, be less than U.S. Ten Million Dollars (US$10,000,000).  In the event that, as of December 31, 2026, DAKP has not paid U.S. Ten Million Dollars (US$10,000,000) pursuant to this Section 2.2(b), DAKP shall pay to PTS not later than January 31, 2027, an amount equal to the difference between $10,000,000 and amounts paid by DAKP pursuant to Section 2.2(b) (the “Operational Override Expiration Payment”).  DAKP may, at any time and in its sole discretion, elect to pay to PTS an amount equal to the then-present value (using a nine percent (9%) discount rate) of the maximum remaining Operational Override payments, assuming maximum volume for the period between the pre-payment date and December 31, 2026 (the “Operational Override Early Payment”) calculated as illustrated in Schedule 2.2(b).  Upon receipt by PTS and/or its designated Affiliate of either the Operational Override Expiration Payment or the Operational Override Early Payment, DAKP shall have no further obligation to pay, and PTS and its Affiliates shall have no further right to receive, the Operational Override.

(iv)          The DAKP Parties agree to (A) cause DPTS and any successor-in-interest to continue to conduct DPTS’ business in the Ordinary Course of Business and (B) use commercially reasonable efforts to maximize the number of barrels loaded at the Pioneer Terminal, in each case until the earlier of December 31, 2026 or receipt by PTS of the Operational Override Early Payment.

(v)           Subject to the terms of the Subordination Agreement, if any Event of Default (as defined in the documents governing Senior Indebtedness) occurs under the Senior Indebtedness that results in a repayment or acceleration of Senior Indebtedness, and holders of Senior Indebtedness (or an agent or trustee acting on their behalf) initiate a Senior Enforcement Action (as defined in the Subordination Agreement) as a result thereof, then the Operational Override Early Payment shall immediately become due and payable; provided that for purposes of this Section 2.2(b)(v), the Operational Override Early Payment shall be calculated assuming a maximum daily average of 60,000 barrels of crude oil delivered for the applicable month or portion thereof; provided, for the avoidance of doubt, such Operational Override Early Payment may only be paid if expressly permitted by the terms of the Subordination Agreement.

(c)          Distributions.  At the Closing, to be effective immediately prior to the Closing Date, the cash distributions set forth on Schedule 2.2(c) shall be made as provided for thereon; and the Parties further agree that such cash distributions shall also be treated for federal and state income tax purposes as occurring on the day before the Closing Date;

(d)          Closing Statement.

(i)            Within 60 days after the Closing Date, PTS will prepare and deliver to DAKP a statement of financial position of the Acquired Entities as of immediately prior to the Effective Time (the “Closing Statement”).  The date on which the Closing Statement is delivered to DAKP is referred to herein as the

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“Delivery Date”.  DAKP will cause its employees and the employees of its Affiliates (including the Acquired Entities) to reasonably assist PTS and its agents in the preparation of the Closing Statement.  DAKP will cause PTS to be provided with access at all reasonable times and during normal business hours, following reasonable notice, to the personnel, properties, books and records of DAKP and its Affiliates (including the Acquired Entities) for such purposes.

(ii)           Except as set forth in this Section 2.2(d), the Closing Statement will be prepared (x) in accordance with GAAP and (y) utilizing the same Accounting Practices of the Acquired Entities as were utilized in the preparation of the most recently prepared balance sheet of the Acquired Entities prior to the Closing Date (but only to the extent such Accounting Practices are in accordance with GAAP) (it being understood that GAAP Accounting Practices will be utilized in the preparation of the Closing Statement to the extent the Accounting Practices of the Acquired Entities utilized in the most recently prepared balance sheet of the Acquired Entities prior to the Closing Date are not in accordance with GAAP or there were no corresponding Accounting Practices of the Acquired Entities utilized in the preparation of such balance sheet).  Notwithstanding anything to the contrary contained herein, (A) the Closing Statement will not reflect any adjustments which result from management decisions made on or subsequent to the Closing Date which change the operations or the manner in which the business of the Acquired Entities is conducted, and (B) the amounts set forth on the Closing Statement will not reflect any purchase accounting adjustments as a result of the acquisition of the Acquired Interests by DAKP.  The Closing Statement will be prepared based solely on information as of the Closing Date.

(iii)          The Closing Statement will be deemed to be the final, binding and conclusive Closing Statement (the “Final Closing Statement”) for all purposes on the 30th day after the Delivery Date unless DAKP delivers to PTS a written notice of its disagreement executed by DAKP (a “Notice of Disagreement”) prior to such date specifying in reasonable detail the nature of DAKP’s objections to the Closing Statement.  DAKP hereby waives the right to assert any objection with respect to the Closing Statement that is not asserted in a Notice of Disagreement delivered to PTS within 30 days after the Delivery Date.  During such 30 day period following delivery of the Closing Statement, PTS will cause DAKP to be provided with access at all reasonable times and during normal business hours, following reasonable notice, to the personnel, properties, books and records of PTS and its Affiliates for the purpose of evaluating the Closing Statement, as well as the work papers used to prepare and that support the Closing Statement.  If a Notice of Disagreement is delivered to PTS within such 30 day period, then the Closing Statement (as adjusted, if necessary) will be deemed to be the Final Closing Statement for all purposes on the earlier of (x) the date PTS and DAKP resolve in writing all differences they have with respect to the Closing Statement or (y) the date the disputed matters are resolved in writing by the Unaffiliated Firm.  In the event that disputed matters are resolved by the Unaffiliated Firm (as set forth below), the Final Closing Statement will consist of the applicable amounts from the Closing Statement (or amounts otherwise agreed to in writing by PTS and DAKP)

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as to items that have not been submitted for resolution to the Unaffiliated Firm and the amounts determined by the Unaffiliated Firm as to items that were submitted for resolution by the Unaffiliated Firm.

(iv)          During the 30 day period following the delivery of a Notice of Disagreement (the “Resolution Period”), PTS and DAKP will seek in good faith to resolve any differences they may have with respect to matters specified in the Notice of Disagreement.  If, at the end of the Resolution Period, PTS and DAKP have not reached agreement on such matters, (i) PTS will have the right, within 15 days after the end of the Resolution Period, to advise DAKP in writing of PTS’ position with respect to each of DAKP’s proposed adjustments that are in dispute (“PTS’ Letter”) and (ii) DAKP will have the right, within 15 days after the end of the Resolution Period, to advise PTS in writing of DAKP’s position with respect to each of DAKP’s proposed adjustments that are in dispute (“DAKP’s Letter”).  During the Resolution Period and, if at the end thereof, PTS and DAKP have not reached agreement on all matters specified in the Notice of Disagreement, each Party shall provide the other Party and its Representatives with reasonable access, following reasonable notice, to books, records and relevant personnel relating to the preparation of the Closing Statement and the Notice of Disagreement; provided that such access shall not unreasonably interfere with the normal work duties of any such personnel.  Promptly following the end of the Resolution Period (or, if earlier, the later of (x) the date on which PTS delivers PTS’ Letter to DAKP and (y) the date on which DAKP delivers DAKP’s Letter to PTS), PTS and DAKP will jointly engage the firm of Ernst & Young (or, if a representative of Ernst & Young is unable or unwilling to act in such capacity, the firm of Deloitte & Touche) (the “Unaffiliated Firm”) to resolve the matters specified in the Notice of Disagreement that remain in dispute with respect to the Closing Statement by arbitration in accordance with the procedures set forth in this Section 2.2(d)(iv).  In connection with such engagement, DAKP and PTS will each execute, if requested by the Unaffiliated Firm, a reasonable engagement letter including customary indemnities.  Promptly after such engagement of the Unaffiliated Firm, PTS or DAKP will provide the Unaffiliated Firm with copies of this Agreement, the Closing Statement, the Notice of Disagreement, PTS’ Letter and DAKP’s Letter.  The Unaffiliated Firm will have the authority to request in writing such additional written submissions from PTS or DAKP as it deems appropriate; provided that a copy of any such submission will be provided to the other Party at the same time as it is provided to the Unaffiliated Firm.  PTS and DAKP will not make (or permit any of their Affiliates to make) any additional submission to the Unaffiliated Firm except pursuant to such a written request by the Unaffiliated Firm.  PTS and DAKP will not communicate (or permit any of their Affiliates to communicate) with the Unaffiliated Firm without providing the other Party a reasonable opportunity to participate in such communication with the Unaffiliated Firm (other than with respect to written submissions in response to the written request of the Unaffiliated Firm).  The Unaffiliated Firm will have 30 days (or such longer period as may be reasonably required by the Unaffiliated Firm) to review the documents provided to it pursuant to this Section 2.2(d)(iv).  Within such 30 day period (or such longer period as may be reasonably required by the Unaffiliated Firm), the Unaffiliated

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Firm will furnish simultaneously to PTS and DAKP its written determination with respect to each of the adjustments in dispute submitted to it for resolution.  The Unaffiliated Firm will not be entitled to perform any independent investigation or discovery in connection with resolving the differences regarding the Closing Statement.  The Unaffiliated Firm’s authority will be limited to resolving disputes with respect to whether the Closing Statement was prepared in accordance with the terms of Section 2.2(d)(ii) with respect to the individual items on the Closing Statement in dispute specified in the Notice of Disagreement (it being understood that the Unaffiliated Firm will have no authority to make any adjustments to any financial statements or amounts other than amounts set forth on the Closing Statement that are in dispute).  In resolving any disputed item, the Unaffiliated Firm may not assign a value to such item greater than the greatest value for such item asserted by PTS or DAKP or less than the smallest value for such item asserted by PTS or DAKP.

(v)           The decision of the Unaffiliated Firm will be, for all purposes, conclusive, non-appealable, final and binding upon PTS and DAKP.  Such decision will be subject to specific performance, and judgment may also be entered thereon as an arbitration award pursuant to the Federal Arbitration Act, 9 U.S.C. §§ 1-16, in any court of competent jurisdiction (subject to Section 8.8).  The fees of the Unaffiliated Firm will be borne 50% by PTS, and fifty percent (50%) by DAKP.  Each Party will bear the fees, costs and expenses of its own accountants and all of its other expenses in connection with matters contemplated by this Section 2.2(d).

(vi)          Upon the Closing Statement being deemed the Final Closing Statement in accordance with Section 2.2(d):

 (A)          if the True-Up Amount is a positive number, DAKP will, within three (3) Business Days after the date that the Closing Statement is deemed to be the Final Closing Statement in accordance with Section 2.2(d), pay to PTS, by wire transfer of immediately available U.S. dollars to a bank account designated by PTS, an amount equal to fifty percent (50%) of the True-Up Amount; and

 (B)           if the True-Up Amount is a negative number, PTS will, within three (3) Business Days after the date that the Closing Statement is deemed to be the Final Closing Statement in accordance with Section 2.2(d), pay to DAKP, by wire transfer of immediately available U.S. dollars to a bank account designated by DAKP, an amount equal to fifty percent (50%) of the absolute value of the True-Up Amount.

(e)           Tax Characterization; Purchase Price Allocation.  The Parties acknowledge and agree that for federal income Tax purposes the sale and purchase of the Acquired Interests is described in Situation 1, of IRS Rev. Rul. 99-6, 1999-1 C.B. 432 with result that: (i) PTS is treated for federal income Tax purposes as having sold its respective 50% membership interest in each of the Acquired Entities to Dakota Plains Transloading, Dakota Plains Sand and Dakota Plains Marketing, respectively, and (ii) Dakota Plains

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Transloading, Dakota Plains Sand and Dakota Plains Marketing will for federal income Tax purposes each be deemed to have purchased 50% of the assets of DPTS, DPTS Sand and DPTSM, respectively.  At the Closing, the Parties shall allocate the Closing Cash Consideration first among DPTS, DPTS Sand and DPTSM, respectively, as entities as set forth on Schedule 2.2(e), and then among 50% of the specific assets and liabilities of each of DPTS, DPTS Sand and DPTSM, respectively, under Section 1060 of the Code and the Treasury Regulations issued thereunder, as also set forth in Schedule 2.2(e).

(f)            PTS Receivables.  The Parties acknowledge that in PTS’s capacity as trading member of DPTSM, PTS and its Affiliates accrued certain accounts receivable in respect of which DPTSM accrued corresponding receivables from PTS or such Affiliate, which were subsequently funded by PTS or such Affiliate. PTS hereby represents and warrants to DAKP that such accounts receivable are current and, to PTS’s knowledge, collectible, and that it or its applicable Affiliate has performed its obligations in connection with such accounts receivable as of the Closing Date. To the extent that any such accounts receivable of PTS or its applicable Affiliate that are outstanding on November 30, 2014 have not been collected on or prior to January 31, 2015, then, within five (5) Business Days of the date on which on PTS notifies DAKP that such accounts receivable have not been so collected, DAKP shall pay to PTS or the applicabel Affiliate an amount equal to fifty percent (50%) of such uncollected accounts receivable; provided, however, if PTS or its applicable Affiliate receives future payments on such uncollected accounts receivable within twelve (12) months of the date on which DAKP makes a payment in respect thereof pursuant to this Section 2.2(f), then PTS or the applicable Affiliate shall, without further demand from DAKP, pay to DAKP an amount equal to fifty percent (50%) of the payments received, less any costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the collection or recovery of such uncollected accounts receivable.

2.3           Acknowledgement of Membership Status of PTS.  PTS and DAKP hereby acknowledge and agree that effective immediately following the Closing, (A) PTS shall cease to be a member and to own any membership interests, company interests, units or any other equity interest in any of the Acquired Entities; and (B) PTS shall no longer be a party to, and shall have no remaining rights, obligations or liabilities under, any of the following agreements: (i) that certain Member Control Agreement of DPTS Sand, effective as of June 1, 2014, by and among Dakota Plains Sand, PTS, and DPTS Sand, which Member Control Agreement is terminated effective as of the Closing; (ii) that certain Operating Agreement of DPTS Sand effective as of May 21, 2014; (iii) that certain Second Amended and Restated Member Control Agreement of DPTSM, effective as of December 31, 2013, by and among Dakota Plains Marketing, PTS, and DPTSM, which Member Control Agreement is terminated effective as of the Closing; (iv) that certain Operating Agreement of DPTSM, effective as of December 31, 2013; (v) that certain Second Amended and Restated Member Control Agreement of DPTS effective as of December 31, 2013, by and among Dakota Plains Transloading, PTS and DPTS, which Member Control Agreement is terminated effective as of the Closing; and (vi) that certain Amended and Restated Operating Agreement of DPTS, effective as of December 31, 2013.  Neither this Agreement nor the Ancillary Agreements shall apply to or modify in any way the rights and obligations of DAKP (and its Affiliates), PTS (and its Affiliates), DPTS or DPTSM in connection with,

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relating to, or otherwise arising from the train car derailment that occurred in Lac-Mégantic, Quebec, on July 6, 2013, including but not limited to claims or causes of action such parties may have against each other or 3rd parties, all of which rights and obligations shall survive and are subject in all respects to the Indemnification and Release Agreement.   The provisions of this Agreement shall not apply to or modify in any way the rights and obligations (including the indemnity obligations) of DAKP (and its Affiliates), PTS (and its Affiliates), DPTS or DTPSM as set forth in the Indemnification and Release Agreement.

2.4          Termination of Buy-Sell Agreements.  Each of PTS and the DAKP Parties hereby acknowledges and agrees that effective immediately following the Closing, each of the following agreements shall terminate in accordance with Section 8 thereof (which provides for, among other things, that each such agreement shall automatically terminate in the event that one of the members becomes the owner of all of the outstanding units of the particular Acquired Entity) and be of no further force and effect, and that the applicable parties thereto shall have no remaining rights, obligations or liabilities thereunder: (i) that certain Dakota Petroleum Transport Solutions, LLC Buy-Sell Agreement, effective as of November 9, 2009, by and among Dakota Plains Transport, Inc. (predecessor in interest to Dakota Plains Transloading), PTS and DPTS, as amended by that certain Amendment to Dakota Petroleum Transport Solutions, LLC Buy-Sell Agreement, dated as of April 29, 2011; (ii) that certain DPTS Marketing LLC Buy-Sell Agreement, effective as of April 29, 2011, by and among Dakota Plains Marketing, PTS and DPTSM; and (iii) that certain DPTS Sand, LLC Buy-Sell Agreement, effective as of June 1, 2014, by and among Dakota Plains Sand, PTS and DPTS Sand.

ARTICLE III.
CLOSING AND CLOSING DELIVERIES

3.1          The Closing. The consummation of the sale and purchase of the Acquired Interests (the “Closing”) contemplated herein shall take place at the offices of McKenna Long & Aldridge LLP, located at 303 Peachtree Street, Suite 5300, Atlanta, Georgia 30308, at 10:00 a.m., Atlanta, Georgia time, on the date hereof.  NOTWITHSTANDING ANY OTHER PROVISION HEREOF, THE CLOSING WILL BE DEEMED EFFECTIVE FOR ACCOUNTING, TAX, COMPUTATIONAL AND ALL OTHER PURPOSES AS OF 11:59:59 P.M., MINNEAPOLIS, MINNESOTA TIME, ON NOVEMBER 30, 2014 (the “Closing Date”).

3.2          Deliveries by PTS. At the Closing, PTS shall deliver, or shall cause to be delivered:

(a)          (i) all of the Acquired Interests, and (ii) all such certificates, assignments, and other documents and instruments of conveyance and transfer as may be reasonably requested by any DAKP Party to effect the Transfer of such Acquired Interests;

(b)          a certificate executed by an officer of PTS certifying that (1) attached to such certificate are true, correct, and complete copies of the resolutions adopted by the Board of Governors and/or members of PTS, authorizing the execution, delivery and

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performance by PTS of this Agreement and each Ancillary Agreement to which PTS is a party and the taking of any and all actions deemed necessary or advisable to consummate and perform the Contemplated Transactions; and (2) such resolutions are in full force and effect and have not been modified, amended, or superseded as of the Closing;

(c)           the resignations listed on Schedule 3.2(c);

(d)           evidence or copies of the consents, approvals, Orders, qualifications, or waivers required by any third party or Governmental Authority to consummate the Contemplated Transactions listed on Schedule 3.2(d);

(e)           evidence or copy of an intercreditor agreement, on terms and conditions reasonably acceptable to the DAKP Parties, by and between PTS and any third-party senior lender of DAKP or its Affiliates, in connection with the Guaranty and related security interest (the “Intercreditor Agreement”) duly executed by PTS;

(f)            each of the Ancillary Agreements required to be duly executed and delivered by PTS, WFS or their Affiliates; and

(g)           such other documents and instruments as any DAKP Party may reasonably require to consummate the Contemplated Transactions and the Ancillary Agreements and to comply with the terms hereof and thereof.

3.3           Deliveries by DAKP Parties. At the Closing, the DAKP Parties shall deliver, or shall cause to be delivered, to PTS:

(a)            the Closing Cash Consideration by wire transfer of immediately available funds to an account specified in writing by PTS;

(b)           each other Ancillary Agreement required to be duly authorized and delivered by DAKP or its Affiliates;

(c)           a certificate of an officer of each of the DAKP Parties, in each case certifying that (1) attached to each such certificate are true and correct copies of the resolutions adopted by the Board of Directors, managers and/or members, as applicable, of each of the DAKP Parties, authorizing the execution, delivery, and performance by each of the DAKP Parties of this Agreement and each Ancillary Agreement to which it is a party and the taking of any and all actions deemed necessary or advisable to consummate and perform the Contemplated Transactions, and (2) such resolutions are in full force and effect and have not been modified, amended, or superseded as of the Closing;

(d)           the Intercreditor Agreement duly executed by any relevant third-party senior lender of DAKP or its Affiliates;

(e)           evidence of the issuance of a physical damage insurance policy (the “Physical Damage Insurance Policy”), on terms and conditions reasonably consistent with policies previously maintained in the Ordinary Course of Business, covering those certain railcars subleased by DPTSM and naming WFS as an additional insured;

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(f)            evidence of third-party financing, on terms and conditions reasonably acceptable to PTS, to consummate the Contemplated Transactions;

(g)           evidence or copies of the consents, approvals, Orders, qualifications, or waivers required by any third party or Governmental Authority to consummate the Contemplated Transactions listed on Schedule 3.3(g); and

(h)           such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to comply with the terms hereof and thereof.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PTS

PTS represents and warrants to the DAKP Parties as of the date hereof, as follows:

4.1           Due Authority.  PTS is a limited liability company validly existing and in good standing under the laws of the State of Minnesota.  The execution, delivery, and performance by PTS of this Agreement and each of the Ancillary Agreements to which  PTS is a party are within  PTS’ lawful powers and have been duly authorized by the members, managers or similar governing body of such Party, as applicable, and no other organizational or similar action or proceeding on the part of PTS is necessary to authorize this Agreement or any of the Ancillary Agreements to which  PTS is a party or the consummation of the Contemplated Transactions.  This Agreement and each of the Ancillary Agreements to which PTS is a party have been duly executed and delivered by PTS.  Assuming the due execution and delivery by the DAKP Parties of this Agreement and each Ancillary Agreement, and assuming the due execution and delivery by any third party of each Ancillary Agreement to which any such third party is a party, this Agreement and each Ancillary Agreement to which PTS is a party constitute valid and binding agreements, enforceable against PTS in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.2           Title.  The outstanding Equity Interests in each Acquired Entity owned by PTS, as of the Closing, are as set forth on Schedule 4.2.  The Equity Interests set forth on Schedule 4.2 (a) represent all of the issued and outstanding Equity Interests in the Acquired Entities owned by PTS, and (b) are free and clear of all Liens.

4.3           Non-Contravention.  Neither the execution, delivery, or performance by PTS of this Agreement and each Ancillary Agreement to which  PTS is a party, nor the consummation and performance of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time or both):

(a)           contravene, conflict with, or result in a violation of (A) the Organizational Documents of PTS or (B) any resolution adopted by the managers or members of PTS;

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(b)           contravene, conflict with or result in a violation of, or, to the knowledge of PTS, give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Law or any Order to which PTS  may be subject;

(c)           contravene, conflict with, or result in a violation of any of the terms or requirements of, or, to the knowledge of PTS, give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by PTS or that otherwise relates to the business of PTS;

(d)           require any filing with, consent or approval of, or the giving of any notice to, any Person;

(e)           result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, or acceleration of any right or obligation of PTS, or to a loss of any benefit to which PTS is entitled under any Contract binding upon PTS; or

(f)            result in the creation or imposition of any Lien on any assets or properties of PTS, or on the Acquired Interests.

4.4           Brokers; Finders’ Fees. There is no investment banker, broker, finder, or other intermediary that has been retained by or is authorized to act on behalf of PTS, or any of its Affiliates who might be entitled to any fee, commission, or other amount in connection with the Contemplated Transactions, this Agreement, or any of the Ancillary Agreements.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE DAKP PARTIES

DAKP, Dakota Plains Transloading, Dakota Plains Sand and Dakota Plains Marketing represent and warrant to PTS as of the date hereof, as follows:

5.1           Due Authority. DAKP is a Nevada corporation validly existing and in good standing under the laws of the State of Nevada.  DAKP has all corporate power required to carry on its business as now conducted.  Dakota Plains Transloading is a Minnesota limited liability company, validly existing and in good standing under the laws of the State of Minnesota.  Dakota Plains Sand is a Minnesota limited liability company, validly existing and in good standing under the laws of the State of Minnesota.  Dakota Plains Marketing is a Minnesota limited liability company, validly existing and in good standing under the laws of the State of Minnesota.  Each of Dakota Plains Transloading, Dakota Plains Sand and Dakota Plains Marketing has all limited liability company power required to carry on its business as now conducted.  The execution, delivery, and performance by each DAKP Party of this Agreement and each of the Ancillary Agreements to which it is a party are within its power and have been duly authorized, and no other company action is necessary to authorize this Agreement or any of the Ancillary Agreements to which it is a party.  This Agreement and each of the Ancillary Agreements to which a DAKP Party is a party has been duly executed and delivered by such entity. Assuming the due execution and delivery

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by PTS and the Acquired Entities of this Agreement and each of the Ancillary Agreements to which such entity is a party, this Agreement and each such Ancillary Agreement constitute valid and binding agreements of each DAKP Party, enforceable against each such entity in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

5.2           Non-Contravention.  Neither the execution, delivery, or performance by the DAKP Parties of this Agreement and each Ancillary Agreement to which such DAKP Party is a party, nor the consummation and performance of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time or both):

(a)           contravene, conflict with, or result in a violation of (A) the Organizational Documents of any DAKP Party or (B) any resolution adopted by the managers or members of any DAKP Party;

(b)           contravene, conflict with or result in a violation of, or, to the knowledge of any DAKP Party, give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Law or any Order to which any DAKP Party may be subject;

(c)           contravene, conflict with, or result in a violation of any of the terms or requirements of, or, to the knowledge of any DAKP Party, give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by any DAKP Party, or that otherwise relates to the business of the DAKP Parties;

(d)           require any filing with, consent or approval of, or the giving of any notice to, any Person;

(e)           result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, or acceleration of any right or obligation of any DAKP Party, or to a loss of any benefit to which any DAKP Party is entitled under any Contract binding upon any DAKP Party; or

(f)            result in the creation or imposition of any Lien on any assets or properties of any DAKP Party.

5.3           Brokers; Finders’ Fees. Except as disclosed on Schedule 5.3, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any DAKP Party who might be entitled to any fee, commission, or other amount in connection with the Contemplated Transactions, this Agreement or any of the Ancillary Agreements.  DAKP acknowledges and agrees that all fees, commissions, and other amounts disclosed on Schedule 5.3 shall be exclusively borne and paid by DAKP.

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ARTICLE VI.
CERTAIN COVENANTS AND AGREEMENTS

6.1           Certain Tax Matters and Tax Payments.

(a)           Termination of the Acquired Entities for Tax Purposes.  The Parties acknowledge that as a result of consummating the transactions contemplated by this Agreement, including without limitation, the Transfer by PTS of the Acquired Interests to the DAKP Parties, the Acquired Entities shall be constructively terminated for federal and state income tax purposes pursuant to Section 708(b)(1)(B) of the Code as of the Closing Date, and as a result thereof, the taxable year of each of the Acquired Entities shall close on the Closing Date.  As of the Closing Date, the taxable year of the Acquired Entities shall close in accordance with Treasury Regulation Section 1.708-1(b)(3)(i). If not already in effect, at DAKP’s election, PTS shall cause to be filed an election in accordance with Section 754 of the Code for the taxable period ending on the Closing Date in accordance with Treasury Regulation Section 1.708-1(b)(5).

(b)           Tax Returns.  PTS shall cause to be prepared and timely filed any Tax Returns required to be filed by the Acquired Entities for any taxable period ending on or prior to the Closing Date (such period, the “Pre-Closing Tax Period”) and any taxable period of the Acquired Entities that includes (but does not end on) the Closing Date (such period, the “Straddle Period”), including without limitation, federal and state partnership Tax Returns of the Acquired Entities. All such returns shall be prepared in a manner consistent with the past practice of the Acquired Entities, unless otherwise required by applicable Law.

(c)            Straddle Period Allocations.  In the case of any Straddle Period, (i) any Taxes of the Acquired Entities which are imposed at the entity level and which are measured by income, profits or receipts (e.g., income Taxes) allocable to the Pre-Closing Tax Period will be determined based on an interim closing of the books as if such taxable period ended on the date immediately preceding the Closing Date, and (ii) with respect to the non-income Taxes which are imposed at the entity level and which are instead imposed on a periodic basis such as ad valorem personal property taxes, real estate ad valorem taxes and are measured by the level of any item (other than sales, use, value added or withholding Taxes or Taxes based on or measured by income, profits or receipts), the portion allocable to the Pre-Closing Tax Period shall be the product of such Taxes for the entire applicable taxable period, multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the date immediately preceding the Closing Date, and the denominator of which is the number of calendar days in the entire applicable taxable period.

(d)           PTS Pre-Closing Tax Period Payment Obligations.  PTS shall be responsible for 50% of any Taxes imposed on the Acquired Entities at the entity level for a Pre-Closing Tax Period or the portion of the Straddle Period allocated to the Pre-Closing Period, and PTS shall cause its 50% amount of such Taxes to be paid to DAKP in cash within five (5) Business Days after DAKP receives a signed copy of such Pre-Closing Tax Period Tax Return or each Straddle Period Tax Return filed on behalf of each of the Acquired Entities by PTS.

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(e)          Cooperation.  DAKP and PTS shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other Legal Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. DAKP and PTS agree (A) to retain all books and records with respect to Tax matters pertinent to the Acquired Entities relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by DAKP and PTS, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, PTS or DAKP, as the case may be, shall allow the other party to take possession of such books and records.

6.2          Collection of Payments. Following the Closing, (a) PTS shall promptly, and in any event not later than seven (7) days following receipt, forward to DAKP any payments received by PTS on behalf of the Acquired Entities, and any such checks, drafts, or other instruments payable to PTS shall, when so delivered, bear all endorsements required to effectuate the transfer of the same to DAKP and (b) PTS shall promptly forward to DAKP any mail or other communications received by PTS  on behalf of the Acquired Entities.

6.3          Further Assurances. From time to time, as and when requested by any Party, the other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions, as the requesting Party may reasonably deem necessary or desirable to consummate the Contemplated Transactions.

ARTICLE VII.
SURVIVAL; INDEMNIFICATION

7.1          Survival.

(a)          The representations and warranties of the Parties contained in Articles IV and V of this Agreement will survive the Closing for a period of thirty-six (36) months after Closing, and the obligations of each Party to indemnify and hold harmless the applicable Persons in respect of the representations and warranties of the Parties pursuant to Sections 7.2(a)(i) and 7.2(b)(i) shall terminate on the date that is thirty-six (36) months after Closing.  The obligations of each Party to indemnify and hold harmless the applicable Person pursuant to Sections 7.2(a)(ii) and 7.2(b)(ii) shall terminate upon expiration of all applicable statutes of limitation (giving effect to any extensions thereof).  The obligations of PTS to indemnify and hold harmless the applicable Persons pursuant to Section 7.2(a)(iii) shall terminate on the date that is thirty-six (36) months after Closing.

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(b)           Notwithstanding Section 7.1(a), any indemnity may be sought under this Agreement pursuant to Section 7.2 if, prior to the applicable dates set forth in Section 7.1(a), a good faith, written notice setting forth the facts giving rise to such indemnity shall have been given to the Party against whom such indemnity may be sought; provided, however, that the applicable indemnity shall survive only with respect to the particular facts identified in such written notice.

7.2           Indemnification. Subject to the limitations hereinafter set forth:

(a)           PTS agrees to indemnify and hold harmless the DAKP Parties and each of their respective officers, managers, directors, employees, Affiliates, members, partners, stockholders, and agents and the successors to and assigns of the foregoing (and their respective officers, managers, directors, employees, Affiliates, members, partners, stockholders, agents and successors and assigns) (collectively, the “DAKP Indemnified Parties”) from and against any and all claims, allegations, complaints, petitions, demands, suits, actions, Legal Proceedings, assessments, adjustments, judgments, environmental remediation costs, damages, fines, and all reasonable, documented, out-of-pocket costs, fees, and expenses incurred in respect of Third-Party Claims or claims between or among the Parties (all of the foregoing items being collectively referred to as “Damages”) incurred or suffered by any DAKP Indemnified Party as a result of or arising out of (i) any breach of warranty or representation made in this Agreement by PTS, (ii) any breach of a covenant or agreement, made or to be performed by PTS pursuant to this Agreement; or (iii) the operation of the Acquired Entities, including the Pioneer Terminal, prior to the Closing Date.  Notwithstanding the immediately preceding sentence, solely with respect to PTS’ indemnification obligations in subpart (iii) of this Section 7.2(a), (A) PTS shall be required to provide indemnification only for fifty percent (50%) of such Damages up to a maximum of Twenty One Million, Five Hundred Thousand Dollars ($21,500,000) and (B) in no event will PTS be required to indemnify any DAKP Indemnified Party pursuant to subpart (iii) of this Section 7.2(a) in respect of any matter subject to the Indemnification and Release Agreement.  The Parties acknowledge and agree that for purposes of the indemnity set forth in clause (iii) above, the oil spills set forth on Schedule 7.2(a) occurred prior to the Closing Date and any oil spills not set forth on Schedule 7.2(a) shall not be deemed to have occurred prior to the Closing Date.  Anything contained in this Agreement to the contrary notwithstanding, PTS will have no obligation to indemnify any DAKP Indemnified Party with respect to any matter if a provision or reserve was made in the Final Closing Statement with respect to such matter.

(b)          DAKP agrees to indemnify and hold harmless PTS and its  officers, managers, directors, employees, Affiliates, members, partners, stockholders and agents and the successors and assigns to the foregoing (and their respective officers, managers, directors, employees, Affiliates, members, partners, stockholders, agents, and successors and assigns) (collectively, the “PTS Indemnified Parties”) from and against any and all Damages incurred or suffered by any PTS Indemnified Party as a result of or arising out of (i) any breach of warranty or representation made by a DAKP Party in this Agreement; (ii) any breach of a covenant or agreement made or to be performed by a DAKP Party pursuant to this Agreement; or (iii) the operation of DPTS and DPTS Sand, including the Pioneer Terminal, prior to the Closing Date.  Notwithstanding the immediately preceding

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sentence, solely with respect to DAKP’s indemnification obligations in subpart (iii) of this Section 7.2(b), (A) DAKP shall be required to provide indemnification only for fifty percent (50%) of such Damages up to a maximum of Twenty One Million, Five Hundred Thousand Dollars ($21,500,000); and (B) in no event will DAKP be required to indemnify any DAKP Indemnified Party pursuant to subpart (iii) of this Section 7.2(b) in respect of any matter subject to the Indemnification and Release Agreement.

(c)           For avoidance of doubt, the provisions of this Section 7.2 shall not apply to or modify in any way the obligations (including the indemnity obligations) of any of the parties set forth in the Indemnification and Release Agreement.

(d)           For the avoidance of doubt, no Party shall be entitled to seek indemnification hereunder or otherwise with respect to Damages resulting from the payment of a claim for indemnification to the other Party.

7.3           Procedures.

(a)           If any DAKP Indemnified Party or any PTS Indemnified Party (an “Indemnified Party”) receives notice of the assertion or commencement of any Third-Party Claim against or involving such Indemnified Party with respect to which the Person against whom or from which such indemnification is being sought (an “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party shall give such Indemnifying Party prompt written notice thereof; provided that failure to give such notice shall not affect the rights or obligations of any Indemnified Party except and only to the extent that, as a result of such failure, an Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure.  Except as provided for in the immediately following sentence, the Indemnifying Party shall have the right to control the defense of any Third-Party Claim, and the Indemnified Party shall have the right to participate in the defense of any Third-Party Claim at such Indemnified Party’s sole expense and by such Indemnified Party’s own counsel (which will be reasonably satisfactory to the Indemnifying Party).  Notwithstanding the immediately preceding sentence, (i) in the case of a Third-Party Claim with respect to which PTS is obligated to provide indemnification under Section 7.2(a)(iii), at DAKP’s election, DAKP or another DAKP Indemnified Party shall have the right to control the defense of such Third-Party Claim, and PTS shall have the right to participate in such defense at PTS’ sole expense and by PTS’ own counsel (which will be reasonably satisfactory to the DAKP), (ii) in the case of a Third-Party Claim with respect to which DAKP is obligated to provide indemnification under Section 7.2(b)(iii), at PTS’s election, PTS or another PTS Indemnified Party shall have the right to control the defense of such Third-Party Claim, and DAKP shall have the right to participate in such defense at DAKP’s sole expense and by DAKP’s own counsel (which will be reasonably satisfactory to the PTS), and (iii) in the case of a Third-Party Claim with respect to which both PTS is obligated to provide indemnification under Section 7.2(a)(iii) and DAKP is obligated to provided indemnification under Section 7.2(b)(iii), the Parties shall mutually agree on the control of the defense of such Third-Party Claim.

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(b)           Without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned, or delayed), the Indemnifying Party shall not enter into any settlement of any Third-Party Claim which would lead to any Liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Party, or which does not include an unconditional release of all Indemnified Parties. If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, then the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum Liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. Without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned, or delayed), the Indemnified Party shall not enter into any settlement of any Third Party claim subject to indemnification hereunder.

(c)           The party not controlling the defense of a Third-Party Claim and its Affiliates (collectively, the “Non-Controlling Party”) shall provide the party controlling the defense of such Third-Party Claim (the “Controlling Party”)  with reasonable access during normal business hours to books, records, and employees of the Non-Controlling Party reasonably necessary in connection with the Controlling Party’s defense of any Third-Party Claim that is the subject of a claim for indemnification by an Indemnified Party hereunder; provided, however, that in no event will any Non-Controlling Party be required to provide the Controlling Party with any documentation or other materials that will, as determined in good faith by the applicable Non-Controlling Party, adversely affect the attorney-client or other privilege of such Non-Controlling Party; provided further that, prior to denying any such access due to a determination that such access will adversely affect an attorney-client or other privilege, the Non-Controlling Party will negotiate in good faith with the Controlling Party a joint defense or other agreement to provide for such access while maintaining any such privilege.

(d)           Any claim by an Indemnified Party on account of Damages which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof; provided that failure to give such notice shall not affect the rights or obligations of any Indemnified Party except and only to the extent that, as a result of such failure, an Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure.  The Indemnifying Party shall have a period of twenty (20) days from the date of receipt of such notice within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such twenty (20) day period, the Indemnifying Party shall be deemed to have conclusively accepted all Liabilities reflected in such claim, and the Indemnified Party shall thereupon be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.  Any disputes pursuant to this Section 7.3(d) shall be resolved pursuant to Section 8.8.

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ARTICLE VIII.
MISCELLANEOUS

8.1          Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or two (2) Business Days after having been dispatched by a nationally recognized overnight courier service to the appropriate Party at the address specified below:

(a)          If to DAKP, Dakota Plains Transloading, Dakota Plains Sand, or Dakota Plains Marketing, to:

Dakota Plains Holdings, Inc.
294 Grove Lane East
Wayzata, MN 55391
Attention:     General Counsel
with a copy (which shall not constitute notice) to:

McKenna Long & Aldridge LLP
303 Peachtree Street
Suite 5300
Atlanta, GA 30308
Attention:     David Brown

(b)          If to PTS to:

c/o World Fuel Services
9800 N.W. 41st Street
Miami, Florida 33178
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Chadbourne & Parke LLP
1301 Avenue of the Americas
New York, NY 10019
Attention:  Marc A. Alpert

or to such other address or addresses as any such Party may from time to time designate as to itself by like notice.

8.2          Amendments and Waivers.

(a)          Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed PTS and each DAKP Party.

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(b)           No failure or delay by any Party in exercising any right, power, or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies hereunder, under any Ancillary Agreement, or at law or in equity; accordingly, no exercise of any right or remedy shall be construed as an election of remedies by any Party.

8.3           Expenses. DAKP, Dakota Plains Transloading, Dakota Plains Sand and Dakota Plains Marketing, on the one hand, and PTS, on the other hand, have paid or shall pay their respective expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the Ancillary Agreements, including the fees of any broker, finder, financial advisor, investment banker, legal advisor, accountant, or similar person engaged by any such entity.

8.4           Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

8.5           No Third-Party Beneficiaries. Except as expressly provided hereunder in Article VII, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing herein expressed or implied will give or be construed to give to any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder.

8.6           Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Minnesota, regardless of the Laws that might otherwise govern under principles of conflict of laws thereof.

8.7           Confidentiality and Public Announcements. PTS shall, and shall cause its advisors to, obtain the approval of DAKP, and the DAKP Parties shall, and shall cause their advisors to, obtain the approval of PTS, before divulging the terms of this transaction and/or issuing any press releases or otherwise making any public statements with respect to any confidential or proprietary aspect of this transaction.  Such approval shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding anything set forth in this Agreement to the contrary, the Parties understand and acknowledge that PTS’s indirect parent, WFS, and DAKP will have to satisfy certain regulatory requirements and make certain disclosures in order to maintain compliance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and, as such, the Parties hereby approve and consent to the disclosure of this transaction and all future items relating to the Acquired Entities for such purposes, and nothing in this Agreement shall prohibit WFS or DAKP or their Affiliates from disclosing this transaction and all future items relating to the acquired business for the purposes set forth above or to (i) the SEC, (ii) WFS’s or DAKP’s shareholders, or (iii) WFS’s or DAKP’s auditors, attorneys, or accountants for such purposes; provided, however, in connection with any such disclosure, the Party making such disclosure shall provide the other Party with a reasonable opportunity to review and comment on such disclosure.

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8.8           Jurisdiction; WAIVER OF JURY TRIAL.

(a)          Each Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the federal and state courts in Hennepin County, in the State of Minnesota for the purposes of any action, proceeding or other dispute arising out of or relating to this Agreement or any Ancillary Agreement, any provision hereof or thereof or the breach, performance, enforcement, validity or invalidity hereof or thereof.  Each Party agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s address set forth in Section 8.1 will be effective service of process upon such Party for any action, proceeding or dispute brought against it in such court with respect to any matters to which it has submitted to jurisdiction as set forth above.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, proceeding or dispute arising out of or relating to this Agreement or any Ancillary Agreement, any provision hereof or thereof or the breach, performance, enforcement, validity or invalidity hereof or thereof in the federal and state courts in Hennepin County, in the State of Minnesota, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, proceeding or dispute brought in any such court has been brought in an inconvenient forum.

(b)           TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

8.9           Counterparts. This Agreement may be executed and delivered (including by facsimile or Portable Document Format (pdf) transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile or pdf transmission of any signed original document or retransmission of any signed facsimile or pdf transmission shall be deemed the same as delivery of an original. At the request of any Party, the other Parties shall confirm facsimile or pdf transmission by signing a duplicate original document.

8.10         Table of Contents; Headings. The table of contents and headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

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8.11         Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter of this Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement (including that certain Letter Agreement, dated October 31, 2014, by and between PTS and DAKP).

8.12         Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but, if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable Law, such invalidity, illegality or unenforceability shall not affect the validity, legality, or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed, and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal, or unenforceable provision.

[Signature page follows.]

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The Parties hereto have caused this Membership Interest Purchase Agreement to be duly executed as of the day and year first above written.

DAKOTA PLAINS HOLDINGS, INC.,
a Nevada corporation

By:	/s/ Gabriel C. Claypool
Name:	Gabriel C. Claypool
Title:	President and Chief Operating Officer

DAKOTA PLAINS TRANSLOADING, LLC,
a Minnesota limited liability company

By:	/s/ Gabriel C. Claypool
Name:	Gabriel C. Claypool
Title:	President, Chief Executive Officer and Secretary

DAKOTA PLAINS SAND, LLC,
a Minnesota limited liability company

By:	/s/ Gabriel C. Claypool
Name:	Gabriel C. Claypool
Title:	President, Chief Executive Officer and Secretary

DAKOTA PLAINS MARKETING, LLC,
a Minnesota limited liability company

By:	/s/ Gabriel C. Claypool
Name:	Gabriel C. Claypool
Title:	President, Chief Executive Officer and Secretary

PETROLEUM TRANSPORT SOLUTIONS, LLC,
a Minnesota limited liability company

By:	/s/ Ronald Crowell
Name:	Ronald Crowell
Title:	Sr. Vice President - Finance